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    THE INFORMATION BELOW MARKED * AND [ ] HAS BEEN OMITTED PURSUANT TO A
REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.


                    PROGENITOR-PANGEA COLLABORATION AGREEMENT

INTRODUCTION

This document summarizes several discussions that have taken place between Pangea and Progenitor relating to a potential collaboration between our companies. It is our intention that this document serve as a framework under which such collaboration will be guided and our mutual interests defined.

It is recognized by both parties that Pangea possesses certain technologies, expertise, skills, and capabilities in bioinformatics, computing, data analysis and handling, and that Progenitor possesses certain knowledge, expertise and skills in the generation, interpretation and application of genomic information and that a collaboration between the companies lead to a mutually beneficial and synergistic arrangement.

In addition, both parties desire to collaborate to incorporate the knowledge and skills of each in the conceptualization, development, and enhancement of bioinformatics systems, software, and applications and in the use of these systems, software and applications to make breakthroughs in drug discovery research.

AREAS OF COLLABORATION

There are five areas of potential collaboration:

- Enhancing the existing functionality within GeneWorld-TM- and Pangeanetics-TM-.

- Developing a relational database of genomic information. Pangea is currently developing such a product (GeneThesaurus-TM-) -- that displays and integrates genomic information in a relational format. It is envisioned that, subject to mutual agreement, Progenitor will be actively involved in determining the specifications for GeneThesaurus and, in return, will be offered the opportunity to participate as a beta test site for planned releases of the generally commercially available versions of this software product no later than other beta test site customers and will be offered the opportunity to license such versions as soon as they become commercially available.

       Pangea is planning to include model organism information (Menagerie-TM-) in such a database. If Progenitor desires this additional functionality to be available more quickly than scheduled by Pangea, then, subject to mutual agreement, Pangea will assign software engineers to accomplish this project by an agreed-upon date, and Progenitor will provide funding for the project on mutually agreed terms.

- Validation of protein structure and function prediction tools may also be an area of interest to Progenitor and Pangea. Pangea is currently developing a product (Prophecy-TM-) in this area. It is envisioned that, subject to mutual agreement, Progenitor will be actively involved in specification of such product and, if so, will be offered the opportunity to participate as a beta test site for planned releases of the


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       generally commercially available versions of this software product no later than other beta test site customers and will offered the opportunity to license such versions as soon as they become generally commercially available.

       Progenitor has, or is planning to have, certain technologies and capabilities that may be useful for validating the results of Pangea's protein structure and function prediction tools. Additionally, Progenitor has, or is planning to have, certain technologies and capabilities that may be useful for validation and verification of biological information arising from other Pangea products. If Pangea desires access to such technologies and capabilities for the purpose of validating the results of its tools or for validation and verification of such biological information, then, subject to mutual agreement, Progenitor will assign appropriate personnel and other resources to accomplish this project and Pangea will provide funding for the effort in an amount equal to Progenitor's access (or negotiated royalty rights in lieu of such funding).

- Research in the area of human genetics, and development of new tools for analysis of data related to human genetics. Pangea is planning to add such functionalities to its product suite. If Progenitor desires this additional functionality to be available more quickly than scheduled by Pangea, then, subject to mutual agreement, the scope of an appropriate acceleration project will be mutually agreed to, Pangea will assign software engineers to accomplish this project and Progenitor will provide funding for the project on mutually agreed terms.

- Developing gene expression analysis tools (ExpressionCity-TM-), a consensus database (GeneForest-TM-) and utilizing polymorphism and mutation data and high throughput screening data. This may be another area for collaborative effort between the two companies.


       Pangea would like to make use of Progenitor's polymorphism and mutation data surrounding given disease states for use in a federated database of diagnostic disease or clinical trial information. Pangea would also like to make use of any high-throughput screening data, including data related to failures, that Progenitor could make available. Utilization of such data represents other areas for potential collaboration between the two companies.

Therefore the parties agree upon the following:

I. Progenitor has licensed off-the-shelf versions of GeneWorld-TM- and Pangeanetics-TM-. Pangea will endeavor to add enhancements to these products requested by Progenitor, and agreed upon by Pangea, as part of Pangea's support and maintenance efforts. If there are additions that require significant effort beyond the scheduled upgrades, the parties will discuss these individually and, subject to mutual agreement, agree upon deliverables, funding and other terms.

II. Pangea will appoint Progenitor as a principal beta site for testing planned releases of the generally commercially available versions of new bioinformatics systems


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       and technologies developed by Pangea and, as such, upon commercial release of the software product for which Progenitor was serving as a beta test site, Progenitor will be able to purchase licenses to use the software at a discount of [***] of the license (or such other amount as the parties agree). Progenitor agrees to act as a beta customer for such products on reasonable and customary terms for beta site arrangements.

III. In cases where Pangea develops generally commercially available versions of products that are of no initial interest to Progenitor (at the time of this agreement or during beta testing) Pangea will offer to Progenitor the ability to purchase licenses to such generally available products at a discount of [***] of the license (during the first year of release of the product subject, to mutual agreement).

IV. In areas of collaboration where Pangea elects to fund a protein structure and function validation project, or project for validation and verification of biological information arising from other Pangea products, subject to mutual agreement, Pangea will fund and scientifically advise each such project. Progenitor will assign appropriate personnel and other resources to accomplish this project and Pangea will provide funding for the effort equal to Progenitor's costs (or negotiated royalty rights in lieu of such funding).

V. In areas of collaboration where Progenitor elects to fund a project under which Progenitor will be the primary source of funding for development costs, subject to mutual agreement, Pangea will initiate research to evaluate, recommend and, if possible, develop new tools. Upon such election, Progenitor will fund (at the agreed upon rate) and scientifically advise the required FTEs. Pangea, in return, will license to Progenitor free of charge software developed under such project and will use reasonable efforts to support and maintain the software for a mutually agreed time period at a mutually agreed upon price.

VI.    [***]

VII. No right, title or interest in, to or under any intellectual property owned or otherwise controlled by Progenitor or Pangea is granted or implied. Any grant of any right or license in, to or under any intellectual property owned or otherwise controlled by Progenitor or Pangea shall be made only by a separate written agreement between the parties.


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VIII.  This document is being entered into in good faith between Progenitor and
       Pangea. This document is not intended to bind the parties regarding matters that are specified to be subject to mutual agreement between the parties, unless and until such agreement is reached. For any matters that are subject to later agreement of the parties, this document constitutes an agreement to negotiate in good faith to reach, if reasonably possible, agreement regarding such matters.

IX. Each Party shall bear its respective costs, fees and expenses in connection with the collaborations contemplated by this document except as otherwise agreed to by the parties hereto. This document shall not create any form of joint ventures or partnership between the parties and neither party shall take any contrary position nor shall either party be entitled to, or for any reason attempt to, enter into any legal obligation on behalf of the other. Neither party shall disclose the terms or existence of this Agreement except to the extent mutually agreed by Progenitor and Pangea.

The terms of this document will be reviewed annually on the anniversary of this agreement by the appropriate officers of Progenitor and Pangea. At each such review, Progenitor and Pangea will determine whether the terms of this agreement should be extended or changed. However, since this is an initial agreement, the parties will develop a more detailed working document, as appropriate, in which mutually agreed upon timelines, functionality and other appropriate terms will be stated. In any event, unless Progenitor and Pangea agree in writing to extend the term of this document at the end of each one-year period, all rights and obligations specified above, other than ownership of intellectual property as specified in Paragraph VII, will terminate.

I agree that the terms set forth in this document are an accurate summary of the understanding reached between Progenitor and Pangea.

Agreed and accepted on behalf of Progenitor.

Signature: /s/ Stephen J. Williams
          --------------------------------

Name: Stephen J. Williams
     -------------------------------------

Title: Vice President Corporate Development
      ------------------------------------

Date: 3/13/97
     -------------------------------------


I agree that the terms set forth in this document are an accurate summary of the understanding reached between Progenitor and Pangea.

Agreed and accepted on behalf of Pangea.

Signature: /s/ Dexstor Smith
          --------------------------------

Name: Dexstor Smith
     -------------------------------------

Title: President
      ------------------------------------

Date: 3/13/97
     -------------------------------------


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PRODUCT INFORMATION

GENETHESAURUS-TM-

The amount of biological annotations and information in public databases is staggering. EMBL, NCBL, DDBJ, and hosts of smaller academic institutions have placed their information in the public domain. Most bioinformatics projects rely on this information as a standard to which unknown sequences can be compared. Unfortunately, this data is often in messy, incomplete, and in flat-file format, which limits its usefulness and accessibility.

To address these problems, Pangea is developing a relational structure for biological information known as GeneThesaurus-TM-. The first version is designed to incorporate databases like GenBank, SwissProt, Enzyme Commission
(EC), and YPD in a relational structure that allows for easy and intuitive querying of the database. Any field in GenBank will be searchable -- including fuzzy word searches for keyword and title lines. The hierarchical categorizations provided by GeneThesaurus-TM- will allow for complex MDD (multi-dimensional database) queries and data mining. Researchers will be able to analyze expression data based on functional grouping, nearest neighbors, keywords, and gene family.

GeneThesaurus-TM- will provide users easy access the public data banks in a relational format. Public data is pre-processed to add additional annotation, linkages between data sources, and then stored in a relational format. The program will serve as a flexible repository of private and corporate databases, containing sequences, annotations, mapping, and experimental information. GeneThesaurus-TM- is designed to handle future growth. Some of the information stored and searchable in GeneThesaurus-TM- is currently contemplated to include:

- function family / classification        - cell / tissue /source localization
- functional Pathway mapping              - gene name
- gene family                             - author /publication
- homology                                - keyword / synonym
- sequence features                       - disease relevance
- regulation (transcription and           - patent information
   expression)
- motif searching                         - database sub-selection
- chromosomal mapping

Future versions [may] include Medline, PDB, EMBL, Flybase, OMIM, Menagerie-TM-, and GDB, subject to availability.

Menagerie-TM-, a compendium of model organism information will allow storing of information about genes and protein for specific model organisms. Having access to the


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vast amount of annotation information, available both publicly and privately, will facilitate research on cross species comparisons, as well as contributing more density and depth to the annotations available about any single gene and protein.

EXPRESSIONCITY-TM-

ExpressionCity-TM- is Pangea's environment for sophisticated statistical analysis and 3D data visualization of gene expression data. This data can be derived from a variety of sources such as ESTs, hybridizations of arrays of oligonucleotides, cDNA clones, and rapid analysis of small restriction fragments. These data sources can be of both normalized, enriched and raw libraries of transcripts.

ExpressionCity-TM- gives the user multiple perspectives on their data -- providing, for example, molecular classifications (within GeneThesaurus-TM-) and biological sample pathology information.

GENEFOREST-TM-

GeneForest-TM- (Fast Overlapping of Redundant Expressed Sequence Tags) uses high-powered algorithms and computing power to cluster smaller DNA fragments into groups. This enables calculation of the intensity of gene expression as well as generation of unique, full-length, consensus databases. GeneForest-TM-plugs into GeneWorld-TM- for the purposes of sequence clean-up, identification and discovery through "strategies". Sophisticated quality control processes within GeneForest-TM- identify false and improper clusters.

PROPHECY-TM-

Prophecy-TM- is a package of advanced tools and database support for prediction of protein structure and function. Protein sequences that have no match to a known 3D protein structure or functional family by classical sequence alignment methods can be further analyzed using a triad of more algorithms:

     - Hidden Markov Models

     - Alignment Threading with Optimized Scores

     - Test of Optimal Mutagenesis

Users can store their own experimental or theoretical structural coordinates as well as their own sets of sequences and multiple sequence alignments. Using these tools, Pangea will attempt to predict and store the 3D structures for all of GenBank in a relational format (Virtual PDB) within GeneThesaurus-TM-. This will provide users early access to a model structure and hence enable them to study function and activity more quickly. Virtual PDB will also allow assessment of the predictive power of the tools and can be used as a benchmark comparison with known structure solved by crystallography.


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